EXHIBIT 5.1

May 12, 2006

LPG International Inc.

Av. Brigadeiro Luiz Antônio, 1343, 9º Andar

São Paulo, SP, Brazil 01317-910

Ladies and Gentlemen:

We have acted as special United States counsel to LPG International Inc., a Cayman Islands limited liability company (the “Company”) and Ultrapar Participações S.A. and Oxiteno S.A. Indústria e Comércio (each, a “Guarantor”), in connection with the registration statement, as amended (the “Registration Statement”), filed by the Company and the Guarantors relating to the Company’s offer (the “Exchange Offer”) to exchange its 7.250% Notes due 2015 (the “New Notes”) for any and all of its outstanding 7.250% Notes due 2015 (the “Old Notes”). The Old Notes were issued, and the New Notes are to be issued, pursuant to the provisions of an Indenture dated as of December 20, 2005 among the Company, the Guarantors, JPMorgan Chase Bank, N.A. (the “Trustee”) and other parties thereto (the “Indenture”), as amended by the Amendment to the Indenture (the “Amendment”) dated as of March 31, 2006 among the Company, the Guarantors, the Trustee and other parties thereto. The Company’s payment obligations under the New Notes will be guaranteed (the “Guarantees”) under the Indenture, as amended by the Amendment, by the Guarantors.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that, assuming (i) the Indenture has been duly authorized, executed and delivered by the Company in accordance with Cayman Islands law; (ii) the Indenture has been duly authorized, executed and delivered by the Guarantors under Brazilian law; (iii) the

Amendment has been duly authorized, executed and delivered by the Company in accordance with Cayman Islands law; (iv) the Amendment has been duly authorized, executed and delivered by the Guarantors under Brazilian law; (v) the existence and good standing of the Company and the Guarantors; (vi) the legality as a matter of Cayman Islands law of the issuance by the Company of the New Notes; (vii) the legality as a matter of Brazilian law of the issuance by the Guarantors of the Guarantees and (viii) that each of the Company, the Guarantors and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture and the Amendment:

1. The New Notes, when duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, as amended by the Amendment, and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

2. When the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, as amended by the Amendment, and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of the New Notes” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that JPMorgan Chase Bank, N.A., as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell

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